NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES THIRD QUARTER 2009 RESULTS

AND UPDATES FOURTH QUARTER PRODUCTION GUIDANCE

Houston, Texas – October 29, 2009...Southwestern Energy Company (NYSE: SWN) today announced its financial and operating results for the third quarter of 2009. Highlights include:

•

Natural gas and crude oil production of 73.2 Bcfe, up 38% over the same period in 2008

•

Net cash provided by operating activities before changes in operating assets and liabilities of $331.8 million (a non-GAAP measure reconciled below), up from $312.1 million in the same period in 2008

•

Net earnings of $118.3 million, compared to $218.2 million in the same period in 2008

•

Revised fourth quarter 2009 production guidance range to 86-89 Bcfe, up 12% from midpoints of previous guidance

For the third quarter of 2009, Southwestern reported net income of $118.3 million, or $0.34 per diluted share, compared to $218.2 million, or $0.63 per diluted share, for the same period in 2008. Net income for the third quarter of 2009 declined due to significantly lower natural gas prices, which were only partially offset by higher production volumes. Results for the third quarter of 2008 also included an after-tax gain on the sale of the company’s utility assets of $35.4 million, or $0.10 per diluted share. Net cash provided by operating activities before changes in operating assets and liabilities (a non-GAAP measure reconciled below) was $331.8 million in the third quarter of 2009, up from $312.1 million for the same period in 2008.

“We had a solid quarter despite depressed natural gas prices which were at a seven-year low and the various curtailment issues we experienced related to maintenance and repairs of the Boardwalk Pipeline,” remarked Harold M. Korell, Executive Chairman of Southwestern Energy. “We do not expect these factors to weigh as heavily in the fourth quarter of 2009, as the Boardwalk Pipeline was placed on-line sooner than we had expected and as gas prices appear to be moving higher than they have been over the past nine months. As a result of the Boardwalk Pipeline being back on-line, we were able to reach another milestone last week when we surpassed 1 Bcfe of net production per day as a company. As we look ahead, we see continued profitable growth in our production and reserves which, coupled with our low cost structure, will create tremendous value for Southwestern Energy and its shareholders.”

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Third Quarter 2009 Financial Results

E&P Segment - Operating income from the company’s E&P segment was $172.0 million for the third quarter of 2009, down from $280.6 million for the same period in 2008. The decrease was primarily due to a 41% decrease in realized natural gas prices and a 12% increase in operating costs and expenses, which were partially offset by a 38% increase in production volumes.

Gas and oil production totaled 73.2 Bcfe in the third quarter of 2009, up from 52.8 Bcfe in the third quarter of 2008, and included 58.8 Bcf from the company’s Fayetteville Shale play, up from 37.2 Bcf in the third quarter of 2008. Beginning on October 8, 2009, the Fayetteville Lateral of the Texas Gas Transmission Pipeline (Boardwalk Pipeline) was placed back into service after being shut down since September 1, 2009 due to maintenance and pipeline inspection. The Greenville Lateral of the Boardwalk Pipeline was also placed back into service in October after this shut down.

As a result of the repairs, the company is now able to transport all of its current production from the Fayetteville Shale and, at October 24, 2009, was producing at a gross operated rate of approximately 1,230 MMcf per day. Southwestern has revised its previous gas and oil production guidance range for 2009 from 278 to 288 Bcfe to 297 to 300 Bcfe, up approximately 53% over 2008 levels (using midpoints), due to the company’s significant production growth from the Fayetteville Shale play and as a result of the pipeline repairs being completed faster than the company had anticipated. Of this total for 2009, approximately 243 to 245 Bcf is expected to come from the Fayetteville Shale play. Southwestern’s production guidance for the remainder of 2009 is shown below:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full-Year 2009
	Actual	Actual	Actual	Estimate	Estimate
Previous Guidance (Bcfe)	60 - 61	70 - 71	66 - 68	74 - 82	278 - 288
Revised Guidance (Bcfe)	63.9	74.3	73.2	86 - 89	297 - 300

Including the effect of hedges, Southwestern’s average realized gas price in the third quarter of 2009 was $5.06 per Mcf, down 41% from $8.56 per Mcf in the third quarter of 2008. The company’s commodity hedging activities increased its average gas price by $2.21 per Mcf during the third quarter of 2009, compared to a decrease of $0.26 per Mcf during the same period in 2008. Southwestern has approximately 33 Bcf of its remaining 2009 projected natural gas production hedged through fixed price swaps and collars at a weighted average floor price of $8.41 per Mcf.

Disregarding the impact of commodity price hedges, the company’s average price received for its gas production during the third quarter of 2009 was approximately $0.54 per Mcf lower than average NYMEX spot prices, compared to approximately $1.42 per Mcf lower during the third quarter of 2008. As of October 27, 2009, the company had protected approximately 50 Bcf of its fourth quarter 2009 expected gas production from the potential of widening basis differentials through hedging activities and sales arrangements at an average basis differential to NYMEX gas prices of approximately $0.25 per Mcf, excluding transportation charges and fuel charges. As of that same date for the first quarter of 2010, the company had protected approximately 45 Bcf at an average basis differential to

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NYMEX gas prices of approximately $0.20 per Mcf, excluding transportation and fuel charges. The company typically sells its natural gas at a discount to NYMEX spot prices due to locational basis differentials, transportation charges and fuel charges. The company pays third-party transportation charges which typically range from $0.15 to $0.32 per MMBtu and fuel charges which range from 0.25 to 2.25%.

Lease operating expenses per unit of production for the company’s E&P segment were $0.76 per Mcfe in the third quarter of 2009, down from $0.96 per Mcfe in the third quarter of 2008. The decrease primarily resulted from the impact that lower natural gas prices had on the cost of compressor fuel in the third quarter of 2009.

General and administrative expenses per unit of production were $0.38 per Mcfe in the third quarter of 2009, compared to $0.33 per Mcfe in the third quarter of 2008. The increase was primarily due to the increased payroll and other employee-related costs primarily associated with the expansion of the company’s operations due to the Fayetteville Shale play, including a $5.4 million increase in incentive compensation that was accrued during the quarter, which were partially offset by the effects of the company’s increased production volumes.

Taxes other than income taxes per unit of production were $0.10 per Mcfe in the third quarter of 2009, compared to $0.15 per Mcfe in the third quarter of 2008, primarily due to lower commodity prices and changes in severance and ad valorem taxes that result from the mix of the company’s production volumes.

The company’s full cost pool amortization rate decreased to $1.43 per Mcfe in the third quarter of 2009, compared to $1.86 per Mcfe in the third quarter of 2008. The decline in the average amortization rate was primarily the result of the $907.8 million non-cash ceiling test impairment recorded in the first quarter of 2009. The amortization rate is impacted by the timing and amount of reserve additions and the costs associated with those additions, revisions of previous reserve estimates due to both price and well performance, impairments that result from full cost ceiling tests, proceeds from the sale of properties that reduce the full cost pool and the levels of costs subject to amortization. The future full cost pool amortization rate cannot be predicted with accuracy due to the variability of each of the factors discussed above, as well as other factors.

Midstream Services - Operating income for the company’s midstream services segment, which is comprised of natural gas gathering and marketing activities, was $25.1 million for the three months ended September 30, 2009, up from $18.3 million in the same period in 2008. The increase in operating income was primarily due to the increase in gathering revenues from the company’s Fayetteville Shale play, partially offset by increased operating costs and expenses. At October 26, 2009, the company’s midstream segment was gathering approximately 1,304 MMcf per day through 1,091 miles of gathering lines in the Fayetteville Shale play area, up from approximately 675 MMcf per day a year ago. Gathering volumes, revenues and expenses for this segment are expected to continue to grow as reserves related to the company’s Fayetteville Shale play are developed and production increases.

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First Nine Months of 2009 Financial Results

For the first nine months of 2009, Southwestern reported a net loss of $193.5 million, or $0.56 per diluted share, which included a first quarter $907.8 million non-cash ceiling test impairment ($558.3 million net of taxes) of the company’s natural gas and oil properties resulting from lower natural gas prices. Excluding the non-cash impairment, Southwestern’s net income for the first nine months of 2009 was $364.8 million (a non-GAAP measure; see reconciliation below), or $1.06 per diluted share, compared to net income of $463.7 million, or $1.34 per diluted share, in the same period in 2008. Excluding the non-cash impairment, the company’s financial results have been impacted primarily by lower realized natural gas prices during the first nine months of 2009, partially offset by significant growth in production volumes.

Net cash provided by operating activities before changes in operating assets and liabilities (a non-GAAP measure; see reconciliation below), was $1.03 billion for the first nine months of 2009, up 16% from $884.1 million for the same period in 2008.

E&P Segment - Excluding the non-cash ceiling test impairment, operating income from the company’s E&P segment was $526.4 million for the nine months ended September 30, 2009 (a non-GAAP measure; see reconciliation below), compared to $661.4 million for the same period in 2008. The decrease was primarily due to lower realized natural gas prices and increased operating costs and expenses which were partially offset by higher production.

Gas and oil production was 211.4 Bcfe in the first nine months of 2009, compared to 137.0 Bcfe in the first nine months of 2008, and included 169.6 Bcf from the company’s Fayetteville Shale play, up from 90.4 Bcf in the first nine months of 2008.

Southwestern’s average realized gas price was $5.31 per Mcf, including the effect of hedges, in the first nine months of 2009 compared to $8.19 per Mcf in the first nine months of 2008. The company’s hedging activities increased the average gas price realized during the first nine months of 2009 by $2.15 per Mcf, compared to a decrease of $0.64 per Mcf during the first nine months of 2008. Disregarding the impact of hedges, the average price received for the company’s gas production during the first nine months of 2009 was approximately $0.77 per Mcf lower than average NYMEX spot prices, compared to approximately $0.90 per Mcf lower than NYMEX spot prices during the first nine months of 2008.

Lease operating expenses for the company’s E&P segment were $0.76 per Mcfe in the first nine months of 2009, down from $0.90 per Mcfe in the first nine months of 2008. The decrease was primarily the result of the impact that lower natural gas prices had on the cost of compressor fuel in the first nine months of 2009.

General and administrative expenses were $0.34 per Mcfe in the first nine months of 2009, compared to $0.38 per Mcfe in the first nine months of 2008. The decrease was primarily due to the effects of the company’s increased production volumes which more than offset the effects of increased payroll, incentive compensation and other employee-related costs

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primarily associated with the expansion of the company’s operations due to the Fayetteville Shale play. Southwestern added 227 new employees during the first nine months of 2009.

Taxes other than income taxes were $0.10 per Mcfe during the first nine months of 2009, compared to $0.15 per Mcfe during the first nine months of 2008, primarily due to lower commodity prices and the change in the mix of the company’s production volumes.

The company’s full cost pool amortization rate decreased to $1.56 per Mcfe in the first nine months of 2009, compared to $2.03 per Mcfe in the first nine months of 2008, primarily due to the $907.8 million non-cash ceiling test impairment recorded in the first quarter of 2009 and the sale of natural gas and oil properties in 2008, as the proceeds were credited to the full cost pool.

Midstream Services - Operating income for the company’s midstream activities was $80.3 million in the first nine months of 2009, compared to $43.4 million in the first nine months of 2008. The increase in operating income was primarily due to increased gathering revenues and an increase in the margin from gas marketing activities related to the Fayetteville Shale play, partially offset by increased operating costs and expenses.

Capital Investments - In the first nine months of 2009, Southwestern invested approximately $1.4 billion, compared to approximately $1.3 billion during the first nine months of 2008, which included $1.2 billion invested in its E&P business and $167 million invested in its Midstream Services activities. Of the approximately $1.2 billion invested in its E&P business, $1.0 billion was invested in its Fayetteville Shale play, $123 million in East Texas, $35 million in its conventional Arkoma Basin program and $35 million in New Ventures. The company expects that its total capital investments for the full year of 2009 to be approximately $1.8 billion.

E&P Operations Review

Fayetteville Shale Play - For the first nine months of 2009, Southwestern placed a total of 324 operated wells on production in the Fayetteville Shale play, all of which were horizontal wells fracture stimulated using slickwater.

At October 24, 2009, the company’s gross production rate from the Fayetteville Shale play was approximately 1,230 MMcf per day, up from approximately 600 MMcf per day a year ago. The graph below provides gross production data from the company’s operated wells in the Fayetteville Shale play area through October 24, 2009.

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Gross operated production of approx.
1,230 MMcf/d as of October 24, 2009
Pipeline
Curtailment
Issues
Gross Production (MMcf/d)
1400
1200
1000
800
600
400
200
0
Jan-06
Jul-06
Jan-07
Jul-07
Jan-08
Jul-08
Jan-09
Jul-09

During the third quarter of 2009, the company’s horizontal wells had an average completed well cost of $2.9 million per well, average horizontal lateral length of 4,100 feet and average time to drill to total depth of 12 days from re-entry to re-entry. This compares to an average completed well cost of $2.9 million per well, average horizontal lateral length of 4,123 feet and average time to drill to total depth of 11 days from re-entry to re-entry in the second quarter of 2009. The company currently has 17 drilling rigs running in its Fayetteville Shale play area, 13 that are capable of drilling horizontal wells and 4 smaller rigs that are used to drill the vertical portion of the wells. The company currently expects its gross well count in the play during 2009 to be approximately 550 wells (80% operated).

Since 2007, improvements in the company’s completion practices and longer lateral lengths have resulted in quarter-over-quarter improvements in average initial production rates of operated wells placed on production. During the third quarter of 2009, Southwestern placed three wells on production with initial production rates over 6.0 MMcf per day. Subsequent to the end of the third quarter and through October 23, 2009, the company placed two wells on production with initial production rates over 6.0 MMcf per day, including its highest rate well, the Linda Linn 08-12 1-23H located in Faulkner County, with an initial production rate of approximately 6.7 MMcf per day. Results from the company’s drilling activities from 2007 through 2009, by quarter, are shown below.

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Time Frame	Wells Placed on Production	Average IP Rate (Mcf/d)	30th-Day Avg Rate (# of wells)	60th-Day Avg Rate (# of wells)	Average Lateral Length	Completion Method SW/XL/Hy-RHy
1st Qtr 2007	58	1,261	1,066 (58)	958 (58)	2,104	11/37/10
2nd Qtr 2007	46	1,497	1,254 (46)	1,034 (46)	2,512	24/12/10
3rd Qtr 2007	74	1,769	1,510 (72)	1,334 (72)	2,622	69/4/1
4th Qtr 2007	77	2,027	1,690 (77)	1,481 (77)	3,193	68/1/8
1st Qtr 2008	75	2,343	2,147 (75)	1,943 (74)	3,301	71/1/3
2nd Qtr 2008	83	2,541	2,155 (83)	1,886 (83)	3,562	83/0/0
3rd Qtr 2008	97	2,882	2,560 (97)	2,349 (97)	3,736	97/0/0
4th Qtr 2008(1)	74	3,350(1)	2,722 (74)	2,386 (74)	3,850	74/0/0
1st Qtr 2009(1)	120	2,992(1)	2,537 (120)	2,308 (119)	3,874	120/0/0
2nd Qtr 2009	111	3,611	2,833 (111)	2,504 (105)	4,123	111/0/0
3rd Qtr 2009	93	3,604	2,543 (69)	2,334 (36)	4,100	93/0/0

Note: Results as of September 30, 2009.

SW – Slickwater fluids

XL – Crosslinked gel fluids

Hy-RHy – Hybrid or Reverse Hybrid method (combination slickwater/crosslinked gel fluid system)

(1) The significant increase in the average initial production rate for the fourth quarter of 2008 and the subsequent decrease for the first quarter of 2009 primarily reflected the impact of the delay in the Boardwalk Pipeline.  Wells that were placed on production in January and February of 2009 had average initial production rates of 2,806 Mcf per day and 2,749 Mcf per day, respectively, while wells placed on production during March 2009 had average initial production rates of 3,353 Mcf per day.

In 2008, the company developed a 4-square mile area of its Fayetteville Shale acreage in a pilot program with horizontal wells spaced at approximately 1,000 feet apart, representing approximately 110-acre spacing. Beginning in late 2008, Southwestern began drilling wells to test tighter well spacing. Through September 30, 2009, the company had placed over 200 wells on production that have well spacing of 700 feet or less, representing approximately 65-acre spacing or less. Results to date have been encouraging. In the areas the company has currently drilled, it now expects to drill between 10 and 12 wells per section in the Fayetteville Shale, pending additional well data and analyses. Additionally, the company is currently testing eight different pilot areas with well spacings that will range from 300 to 600 feet apart.

The graph below provides normalized average daily production data through September 30, 2009, for the company’s horizontal wells using slickwater and crosslinked gel fluids. The “dark blue curve” is for horizontal wells fracture stimulated with either slickwater or crosslinked gel fluid. The “red curve” indicates results for the company’s wells with lateral lengths greater than 3,000 feet, while the “purple curve” indicates results for the company’s wells with lateral lengths greater than 4,000 feet. The normalized production curves are intended to provide a qualitative indication of the company’s Fayetteville Shale wells’ performance and should not be used to estimate an individual well’s estimated ultimate recovery. The 2.0, 2.5 and 3.0 Bcf typecurves are shown solely for reference purposes and are not intended to be projections of the performance of the company’s wells.

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Mcf/d
3,500
3,000
2,500
2,000
1,500
1,000
500
0
>4,000 Well Count
209 193 158 109 84 52 38 25 14 6 4 1 1
3.0 Bcf Typecurve
2.5 Bcf Typecurve
2.0 Bcf Typecurve
Wells with Laterals > 4,000 Feet
Wells with Laterals > 3,000 Feet
All Wells
Mcf/d
>3,000 Well Count
631 604 532 456 385 316 269 221 176 127 98 63 36 21 10 3 1 1 1
0 60 120 180 240 300 360 420 480 540 600 660 720 780 840 900 960 1020 1080 1140 1200 1260 1320 1380 1440 1500
Days of Production
Total Well Count
960 949 865 795 704 630 579 530 467 415 362 315 268 224 175 146 112 79 48 34 19 6 2 1 1 1

Notes: Data as of September 30, 2009 and excludes wells with mechanical problems (28).
"Wells with Laterals > 3,000 Feet" curve excludes the last 128 days of production for the Guinn 09-15 #2-06H due to positive response to offset frac which may not be typical.

At September 30, 2009, Southwestern held approximately 879,000 net acres in the play area (including 125,372 net acres in the traditional Fairway portion of the Arkoma Basin).

East Texas - In the second quarter of 2008, Southwestern signed a 50/50 joint venture agreement with a private company targeting the Haynesville/Bossier Shale intervals in Shelby and San Augustine Counties, Texas. The first horizontal well, the Red River 877 #1 located in Shelby County, reached total depth in the fourth quarter of 2008, was production tested at 7.2 MMcf per day in the first quarter of 2009. The second horizontal well, the Red River 164 #1 located in San Augustine County, was production tested at 13.4 MMcf per day in the second quarter of 2009. The company completed a third well, the Red River 619 #1 located in San Augustine County, which was production tested in the third quarter of 2009 at 16.7 MMcf per day. A fourth well, the Burrows Gas Unit #1-H, is currently being tested. A fifth well, the Red River 257 #1 is waiting on completion. The company is currently drilling a sixth well, the Red River 257 #2 located in San Augustine County. Southwestern plans to participate in at least one additional well during 2009. In total, Southwestern has approximately 32,800 net acres it believes is prospective for the Haynesville/Bossier Shale.

Southwestern participated in drilling 33 wells in East Texas during the first nine months of 2009, 28 of which were James Lime horizontal wells. The company currently has 37 operated James Lime horizontal wells on production which had average gross initial production rates of 9.5 MMcf per day. Southwestern’s current net production from the James Lime is approximately 48 MMcf per day. Production from the company’s East Texas properties was 24.6 Bcfe for the first nine months of 2009, compared to 24.1 Bcfe for the first nine months of 2008.

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Conventional Arkoma Program - (Outside the Fayetteville Shale play area) Southwestern participated in drilling 14 wells in its conventional Arkoma Basin drilling program during the first nine months of 2009. Production from the company’s conventional Arkoma Basin was 16.9 Bcf for the first nine months of 2009, compared to 18.6 Bcf for the first nine months of 2008.

New Ventures - At September 30, 2009, Southwestern held approximately 161,900 net undeveloped acres in the United States outside of its core operating areas in connection with New Ventures, including approximately 139,700 net acres in Pennsylvania under which it believes the Marcellus Shale is prospective.

Explanation and Reconciliation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes certain non-GAAP performance measures may provide users of this financial information additional meaningful comparisons between current results and the results of our peers and of prior periods.

One such non-GAAP financial measure is net cash provided by operating activities before changes in operating assets and liabilities. Management presents this measure because (i) it is accepted as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt, (ii) changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and (iii) changes in operating assets and liabilities may not relate to the period in which the operating activities occurred.

Additional non-GAAP financial measures we may present from time to time are net income attributable to Southwestern Energy, diluted earnings per share attributable to Southwestern Energy stockholders and our E&P segment operating income, all which exclude certain charges or amounts.  Management presents these measures because (i) they are consistent with the manner in which the Company’s performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the Company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

See the reconciliations below of GAAP financial measures to non-GAAP financial measures for the three and nine months ended September 30, 2009 and September 30, 2008.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the Company's reported results prepared in accordance with GAAP.

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	9 Months Ended Sept 30,
	2009	2008
	(in thousands)
Net income (loss) attributable to Southwestern Energy:
Net income (loss) attributable to Southwestern Energy	$ (193,476)	$ 463,747
Add back:
Impairment of natural gas and oil properties (net of taxes)	558,305	--
Net income attributable to Southwestern Energy, excluding impairment of natural gas and oil properties	$ 364,829	$ 463,747

	9 Months Ended Sept 30,
	2009	2008

Diluted earnings per share:
Net income (loss) per share attributable to Southwestern Energy stockholders	$ (0.56)	$ 1.34
Add back:
Impairment of natural gas and oil properties (net of taxes)	1.62	--
Net income per share attributable to Southwestern Energy stockholders, excluding impairment of natural gas and oil properties	$ 1.06	$ 1.34

	3 Months Ended Sept 30,
	2009	2008
	(in thousands)
Cash flow from operating activities:
Net cash provided by operating activities	$ 315,795	$ 378,455
Add back (deduct):
Change in operating assets and liabilities	15,978	(66,316)
Net cash provided by operating activities before changes in operating assets and liabilities	$ 331,773	$ 312,139

	9 Months Ended Sept 30,
	2009	2008
	(in thousands)
Cash flow from operating activities:
Net cash provided by operating activities	$ 989,526	$ 966,707
Add back (deduct):
Change in operating assets and liabilities	40,098	(82,621)
Net cash provided by operating activities before changes in operating assets and liabilities	$ 1,029,624	$ 884,086

	9 Months Ended Sept 30,
	2009	2008
	(in thousands)
E&P segment operating income:
E&P segment operating income (loss)	$ (381,422)	$ 661,403
Add back:
Impairment of natural gas and oil properties	907,812	--
E&P segment operating income, excluding impairment of natural gas and oil properties	$ 526,390	$ 661,403

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Southwestern will host a teleconference call on Friday, October 30, 2009, at 10:00 a.m. Eastern to discuss the company’s third quarter 2009 results. The toll-free number to call is 877-407-8035 and the international toll-free number is 201-689-8035. The teleconference can also be heard “live” on the Internet at http://www.swn.com.

Southwestern Energy Company is an integrated company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:

Greg D. Kerley

Brad D. Sylvester, CFA

Executive Vice President

Vice President, Investor Relations

and Chief Financial Officer

            (281) 618-4897

(281) 618-4803

All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements that address activities, outcomes and other matters that should or may occur in the future, including, without limitation, statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for the company’s future operations, are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. The company has no obligation and makes no undertaking to publicly update or revise any forward-looking statements. You should not place undue reliance on forward-looking statements. They are subject to known and unknown risks, uncertainties and other factors that may affect the company’s operations, markets, products, services and prices and cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, risks, uncertainties and factors that could cause the company’s actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the timing and extent of changes in market conditions and prices for natural gas and oil (including regional basis differentials); the company’s ability to transport its production to the most favorable markets or at all; the timing and extent of the company’s success in discovering, developing, producing and estimating reserves; the economic viability of, and the company’s success in drilling, the company’s large acreage position in the Fayetteville Shale play, overall as well as relative to other productive shale gas plays; the company’s ability to fund the company’s planned capital investments; the company’s ability to determine the most effective and economic fracture stimulation for the Fayetteville Shale formation; the impact of federal, state and local government regulation, including any increase in severance taxes; the costs and availability of oil field personnel services and drilling supplies, raw materials, and equipment and services; the company’s future property acquisition or divestiture activities; increased competition; the financial impact of accounting regulations and critical accounting policies; the comparative cost of alternative fuels; conditions in capital markets, changes in interest

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rates and the ability of the company’s lenders to provide it with funds as agreed; credit risk relating to the risk of loss as a result of non-performance by the company’s counterparties and any other factors listed in the reports the company has filed and may file with the Securities and Exchange Commission (SEC). For additional information with respect to certain of these and other factors, see the reports filed by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Summary Follows

# # #

OPERATING STATISTICS (Unaudited)			Page 1 of 5
Southwestern Energy Company and Subsidiaries

	Three Months		Nine Months
Periods Ended September 30	2009	2008	2009	2008

Exploration & Production
Production
Gas production (Bcf)	73.0	52.4	210.8	134.9
Oil production (MBbls)	29	76	95	345
Total equivalent production (Bcfe)	73.2	52.8	211.4	137.0
Commodity Prices
Average gas price per Mcf, including hedges	$ 5.06	$ 8.56	$ 5.31	$ 8.19
Average gas price per Mcf, excluding hedges	$ 2.85	$ 8.82	$ 3.16	$ 8.83
Average oil price per Bbl	$ 64.20	$ 125.33	$ 49.47	$ 112.37
Operating Expenses per Mcfe
Lease operating expenses	$ 0.76	$ 0.96	$ 0.76	$ 0.90
General & administrative expenses	$ 0.38	$ 0.33	$ 0.34	$ 0.38
Taxes, other than income taxes	$ 0.10	$ 0.15	$ 0.10	$ 0.15
Full cost pool amortization	$ 1.43	$ 1.86	$ 1.56	$ 2.03

Midstream
Gas volumes marketed (Bcf)	98.3	71.6	273.9	181.2
Gas volumes gathered (Bcf)	93.0	64.6	267.4	153.0

STATEMENTS OF OPERATIONS (Unaudited)				Page 2 of 5
Southwestern Energy Company and Subsidiaries
	Three Months		Nine Months
Periods Ended September 30	2009	2008	2009	2008
	(in thousands except share/per share amounts)
Operating Revenues
Gas sales	$ 369,963	$ 433,698	$ 1,110,051	$ 1,167,403
Gas marketing	113,642	226,889	356,652	568,032
Oil sales	1,805	9,565	4,680	38,816
Gas gathering	17,443	12,662	50,871	30,134
Other	96	185	(968)	7,090
	502,949	682,999	1,521,286	1,811,475
Operating Costs and Expenses
Gas purchases – midstream services	112,956	225,149	353,323	560,490
Gas purchases – gas distribution	—	—	—	61,439
Operating expenses	38,898	23,877	96,576	77,903
General and administrative expenses	31,942	21,055	84,851	70,536
Depreciation, depletion and amortization	113,833	105,230	355,988	300,478
Impairment of natural gas and oil properties	—	—	907,812	—
Taxes, other than income taxes	8,282	8,648	23,963	24,793
	305,911	383,959	1,822,513	1,095,639
Operating Income (Loss)	197,038	299,040	(301,227)	715,836
Interest Expense
Interest on debt	13,761	14,205	41,671	46,950
Other interest charges	740	482	2,269	1,749
Interest capitalized	(9,224)	(8,109)	(31,913)	(21,595)
	5,277	6,578	12,027	27,104
Other Income	554	2,354	1,088	2,530
Gain on Sale of Utility Assets	—	57,264	—	57,264
Income (Loss) Before Income Taxes	192,315	352,080	(312,166)	748,526
Provision (Benefit) for Income Taxes
Current	(20,704)	61,000	(56,204)	107,500
Deferred	94,809	72,715	(62,378)	176,732
	74,105	133,715	(118,582)	284,232
Net income (loss)	118,210	218,365	(193,584)	464,294
Less: net income (loss) attributable to noncontrolling interest	(44)	197	(108)	547
Net Income (Loss) Attributable to Southwestern Energy	$ 118,254	$ 218,168	$ (193,476)	$ 463,747
Earnings Per Share
Net income (loss) attributable to Southwestern Energy stockholders - Basic	$ 0.34	$ 0.64	$ (0.56)	$ 1.36
Net income (loss) attributable to Southwestern Energy stockholders - Diluted	$ 0.34	$ 0.63	$ 0.56)	$ 1.34
Weighted Average Common Shares Outstanding
Basic	343,717,232	342,312,845	343,087,065	341,595,957
Diluted	349,000,241	346,712,565	343,087,065	346,459,853

BALANCE SHEETS (Unaudited)	Page 3 of 5
Southwestern Energy Company and Subsidiaries

September 30	2009	2008
	(in thousands)
ASSETS

Current Assets	$ 533,836	$ 886,490
Property and Equipment	6,709,592	4,844,090
Less: Accumulated depreciation, depletion and amortization	2,882,350	1,499,632
	3,827,242	3,344,458
Other Assets	97,065	133,058
	$ 4,458,143	$ 4,364,006

LIABILITIES AND EQUITY

Current Liabilities (1)	$ 561,516	$ 724,072
Long-Term Debt	958,300	674,800
Deferred Income Taxes	632,890	635,604
Long-Term Hedging Liability	10,265	49,467
Other Liabilities	65,607	48,703
Commitments and Contingencies
Equity
Common stock, $.01 par value; authorized 540,000,000 shares, issued 345,256,980 shares in 2009 and 343,182,556 in 2008	3,453	3,432
Additional paid-in capital	827,040	807,019
Retained earnings	1,256,501	1,345,778
Accumulated other comprehensive income	136,999	69,255
Common stock in treasury, 203,472 shares in 2009 and 224,807 in 2008	(4,316)	(4,732)
Total Southwestern Energy stockholders’ equity	2,219,677	2,220,752
Noncontrolling interest	9,888	10,608
Total equity	2,229,565	2,231,360
	$ 4,458,143	$ 4,364,006

(1)  Current Liabilities include $1.2 million in 2009 and $61.2 million in 2008 of Senior Notes.

STATEMENTS OF CASH FLOWS (Unaudited)	Page 4 of 5
Southwestern Energy Company and Subsidiaries
	Nine Months
Periods Ended September 30	2009	2008
	(in thousands)
Cash Flows From Operating Activities
Net income (loss)	$ (193,584)	$ 464,294
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	357,218	301,801
Impairment of natural gas and oil properties	907,812	—
Deferred income taxes	(62,378)	176,732
Impairment of natural gas inventory and other	5,459	—
Gain on sale of utility assets	—	(57,264)
Unrealized (gain) loss on derivatives	6,535	(5,956)
Stock-based compensation expense	8,699	5,379
Gain on sale of property and equipment	—	(392)
Distributions to noncontrolling interest in partnership	(137)	(508)
Change in assets and liabilities	(40,098)	82,621
Net cash provided by operating activities	989,526	966,707

Cash Flows From Investing Activities
Capital investments	(1,374,047)	(1,287,324)
Proceeds from sale of property and equipment	—	732,924
Net proceeds from sale of utility assets	—	213,721
Other items	(4,585)	(816)
Net cash used in investing activities	(1,378,632)	(341,495)

Cash Flows From Financing Activities
Payments on short-term debt	(60,600)	(600)
Payments on revolving long-term debt	(879,400)	(1,843,600)
Borrowings under revolving long-term debt	1,164,100	1,001,400
Proceeds from issuance of long-term debt	—	600,000
Debt issuance costs and revolving credit facility costs	—	(8,895)
Excess tax benefit for stock-based compensation	—	42,197
Change in bank drafts outstanding	(25,783)	5,402
Proceeds from exercise of common stock options	4,171	3,240
Net cash provided by (used in) financing activities	202,488	(200,856)

Increase (decrease) in cash and cash equivalents	(186,618)	424,356
Cash and cash equivalents at beginning of year(1)	196,277	1,832
Cash and cash equivalents at end of period	$ 9,659	$ 426,188

(1) Cash and cash equivalents at the beginning of the year for 2008 include $1.1 million classified as “held for sale.”

SEGMENT INFORMATION (Unaudited)				Page 5 of 5
Southwestern Energy Company and Subsidiaries

	Exploration
	&	Midstream
	Production	Services	Other(1)	Eliminations	Total
	(in thousands)
Quarter Ending September 30, 2009

Revenues	$ 371,034	$ 360,211	$ 112	$ (228,408)	$ 502,949
Gas purchases	—	306,745	—	(193,789)	112,956
Operating expenses	55,584	17,828	—	(34,514)	38,898
General & administrative expenses	27,638	4,402	7	(105)	31,942
Depreciation, depletion & amortization	108,432	5,205	196	—	113,833
Taxes, other than income taxes	7,342	931	9	—	8,282
Operating Income (Loss)	$ 172,038	$ 25,100	$ (100)	$ —	$ 197,038

Capital Investments (2)	$ 333,927	$ 64,986	$ 9,860	$ —	$ 408,773

Quarter Ending September 30, 2008

Revenues	$ 458,173	$ 683,171	$ 234	$ (458,579)	$ 682,999
Gas purchases	—	645,701	—	(420,552)	225,149
Operating expenses	50,604	11,186	—	(37,913)	23,877
General & administrative expenses	17,216	3,944	9	(114)	21,055
Depreciation, depletion & amortization	102,015	3,179	36	—	105,230
Taxes, other than income taxes	7,731	907	10	—	8,648
Operating Income	$ 280,607	$ 18,254	$ 179	$ —	$ 299,040

Capital Investments (2)	$ 415,690	$ 54,222	$ 1,709	$ —	$ 471,621

Nine Months Ending September 30, 2009

Revenues	$ 1,121,800	$ 1,090,849	$ 575	$ (691,938)	$ 1,521,286
Gas purchases	—	936,356	—	(583,033)	353,323
Operating expenses	159,937	45,209	—	(108,570)	96,576
General & administrative expenses	72,334	12,811	41	(335)	84,851
Depreciation, depletion & amortization	341,920	13,506	562	—	355,988
Impairment of natural gas and oil properties	907,812	—	—	—	907,812
Taxes, other than income taxes	21,219	2,713	31	—	23,963
Operating Income (Loss)	$ (381,422)	$ 80,254	$ (59)	$ —	$ (301,227)

Capital Investments (2)	$ 1,186,409	$ 167,442	$ 14,350	$ —	$ 1,368,201

Nine Months Ending September 30, 2008

Revenues	$ 1,147,915	$ 1,728,254	$ 118,168	$ (1,182,862)	$ 1,811,475
Gas purchases	—	1,638,127	79,120	(1,095,318)	621,929
Operating expenses	123,817	27,088	14,139	(87,141)	77,903
General & administrative expenses	52,147	10,070	8,722	(403)	70,536
Depreciation, depletion & amortization	289,352	7,586	3,540	—	300,478
Taxes, other than income taxes	21,196	1,966	1,631	—	24,793
Operating Income	$ 661,403	$ 43,417	$ 11,016	$ —	$ 715,836

Capital Investments (2)	$ 1,155,025	$ 133,545	$ 8,451	$ —	$ 1,297,021

(1)

The nine-month period ended September 30, 2008 includes operating results and capital investments associated with our natural gas distribution subsidiary, Arkansas Western Gas (“AWG”). On July 1, 2008, we closed the sale of AWG and, as a result, we no longer have any natural distribution operations.

(2) Capital investments include reductions of $4.2 million and $12.4 million for the three- and nine-month periods ended September 30, 2009, respectively, and a reduction of $3.0 million and an increase of $7.0 million for the three- and nine-month periods ended September 30, 2008, respectively, relating to the change in accrued expenditures between periods.